Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati]

April 28, 2006

Netflix, Inc.

100 Winchester Circle

Los Gatos, CA 95032

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on April 28, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 3,500,000 shares of your common stock (the “Shares”). We understand that the Shares are to be sold to the underwriter for resale to the public as described in the Prospectus filed as part of the Registration Statement. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

It is our opinion that the Shares, when issued and sold in the manner described in the Prospectus filed as part of the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus filed as part of the Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati